Exhibit 10.19

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SEVERANCE AGREEMENT AND MUTUAL RELEASE

RECITALS

This Severance Agreement and Mutual Release (“Agreement”) is made by and between Steve Goldberg (“Executive”) and Intellisync Corporation (“Company”) (collectively referred to as the “Parties” and individually a “Party”):

WHEREAS, Executive has been an Employee and senior Executive of Company since February, 2004;

WHEREAS, Company and Executive entered into an Employee Agreement Regarding Confidentiality and Inventions, dated February 9, 2004 (the “Confidentiality Agreement”);

WHEREAS, Company and Executive have entered into Stock Option Agreements dated March 1, 2004 and November 23, 2004, each granting Executive the option to purchase shares of Company’s common stock subject to the terms and conditions of Company’s 2002 Stock Plan, as amended, and the Stock Option Agreements (collectively, the “Stock Agreements”);

WHEREAS, the Executive has submitted his resignation from the Company effective August 31, 2005; and

WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that each Party may have against the other Party, including, but not limited to, any and all claims arising or in any way related to Executive’s employment with, or separation from, Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

AGREEMENT AND COVENANTS

1.             Termination of Employment.  Company and Executive acknowledge and agree that Executive’s resignation from the Company is effective August 31, 2005 and his employment with Company shall terminate August 31, 2005 (the “Termination Date”).  Notwithstanding the Termination Date, effective August 24, 2005, Executive will no longer have the responsibilities or authority of the Chief Strategy Officer position and will not exercise any such responsibilities or authority in connection with such position.

2.             Consideration.

(a)           Severance Payments.  Company agrees to pay Executive as severance a lump sum payment equal to six (6) months of his regular salaried compensation (a total of $110,000), less applicable withholding in accordance with the Company’s past payroll practices for Executive.  The Company shall be obligated to make such payment on the Effective Date.  Executive acknowledges that Company will issue to him a Form W-2 in connection with such payments.

(b)           Stock.  Notwithstanding anything to the contrary in the Stock Agreements, the Parties agree that for purposes of determining the number of shares of the Company’s common stock which Executive is entitled to purchase from the Company pursuant to the exercise of outstanding options, Executive shall, as of the Termination Date, be vested as to that number of option shares as to which Executive would have been vested under the Stock Option Agreements had Executive remained employed with the Company an additional twelve (12) months following the Termination Date (through and including August 31, 2006) (collectively, the “Vested Option Shares”).  The Parties agree that as of the Termination Date, the vested Option Shares total One Hundred Forty-Three Thousand, Seven Hundred and Fifty (143,750) shares (which includes the additional twelve months of vesting described in the preceding sentence).  To the extent option shares are not vested on the Termination Date, they shall be treated in accordance with the Stock Agreements upon the Termination Date.  Notwithstanding anything to the contrary in the Stock Agreements, Executive shall have the right to exercise his vested stock options until six (6) months following the Termination Date (February 28, 2006).

(c)           Benefits.  Executive’s health insurance benefits under Company plans shall cease as of August 31, 2005, subject to Executive’s right to continue his and his family’s health insurance under Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  The Company agrees that in the event Executive elects COBRA continuation coverage, the Company shall pay any COBRA premiums for a period not to exceed six (6) months, unless Executive obtains comparable coverage with a new employer prior to the expiration of said six (6) months (in which event Executive agrees to immediately notify Company of said event).  Executive’s participation in all other benefits and incidents of employment with Company, except as provided herein, shall cease on the Termination Date.  Executive shall cease accruing Executive benefits, including, but not limited to, vacation time and paid time off as of the Termination Date.

(d)           Office Phone Message, Email Access, and PDA.  Until September 30, 2005, Executive’s office telephone message for incoming calls shall state that Executive is no longer employed with the Company, and provide Executive’s forwarding telephone number.  Further until September 30, 2005, Executive shall continue to have access to his Company email box, and have the use of PDA device mobile suite software.

(e)           Further Bonus Payment.  The Company will pay Executive a lump-sum bonus payment of Ten Thousand Dollars ($10,000).  This payment will be made to Executive on the Effective Date.  Executive understands that the Company will issue to him a Form W-2 in connection with said payment.

(f)            Expense Reimbursement.  Provided Executive submits appropriate documentation, the Company will promptly reimburse his reasonable business expenses in accordance with past practices.  Executive will use his commercially reasonable best efforts to submit all such documentation by September 30, 2005

(g)           Reimbursement of Legal Fees.  The Company agrees to reimburse Executive reasonable legal fees in connection with the review of this Agreement, provided that said fee reimbursement shall not exceed $5,000.

(h)           Intellisync Equipment.  Executive may retain as his own property the Company issued Dell laptop computer, and the Treo 650 cell phone/PDA (the “Company Equipment”) in his possession.  Executive will immediately transfer the cellular service for the Treo 650 to his name.  Executive agrees to expunge all Company related information from the Company Equipment on or before September 7, 2005, and also confirm in writing by that date that he has done so.

3.             Confidential Information.  Executive shall continue to maintain the confidentiality of all “Proprietary Information” of Company as defined in the Confidentiality Agreement and shall continue to comply with the terms and conditions of the Confidentiality Agreement as therein provided.  On or before the Termination Date, unless earlier requested by the Company, Executive shall return all of Company’s property and tangible Proprietary Information in his possession to Company.

4.             Payment of Salary.  Not later than the Termination Date, the Company shall deliver to Executive a check representing all salary due and owing as of that date, including any accrued vacation pay and accrued paid time off (which the Parties agree is an aggregate of $19,496.80, less applicable withholding in accordance with Company’s past practices).  Executive hereby acknowledges and represents that upon receipt of said payment, the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive through the Termination Date.

5.             Release of Claims by Executive.  Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by Company and its officers, directors, managers, supervisors, agents and employees relating to his employment by the Company.  Executive, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases Company and its officers, directors, managers, agents, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement relating to his employment by the Company and the termination thereof including, without limitation:

(a)           any and all claims relating to or arising from Executive’s employment relationship with Company and the termination of that relationship;

(b)           any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase or sale of shares of capital stock of Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)           any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Sarbanes-Oxley Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

(e)           any and all claims for violation of the federal, or any state, constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)           any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)           any and all claims for attorneys’ fees and costs.

Company and Executive agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  However, this release does not extend to any obligations under this Agreement.

6.             Acknowledgement of Waiver of Claims Under ADEA.  Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that he has been advised by this writing that

(a)           he should consult with an attorney prior to executing this Agreement;

(b)           he has up to twenty-one (21) days within which to consider this Agreement;

(c)           he has seven (7) days following his execution of this Agreement to revoke the Agreement;

(d)           this Agreement shall not be effective until the revocation period has expired; and

(e)           nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

6A.          Release of Claims by Company.  Company, on its own behalf, and on behalf of its respective officers, directors, managers, agents, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns forever releases Employee and his heirs, family members, executors, agents, and assigns from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Company may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement relating to Executive’s employment by the Company and the termination thereof including, without limitation:

(a)           any and all claims relating to or arising from Employee’s employment relationship with Company and the termination of that relationship;

(b)           any and all claims under the law of any jurisdiction including, but not limited to, breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional misrepresentation; breach of fiduciary duty; breach of duty of loyalty; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; conversion, and any and all claims for violation of any federal or state constitution and federal, state or municipal statute, including, but not limited to, the California Business & Professions Code, or similar laws; and

(c)           any and all claims for attorneys’ fees and costs.

Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  Notwithstanding, the Parties agree that the Company’s release in this paragraph 6A does not apply to any misappropriation of Company trade secret information nor to any criminal conduct against the Company for which Executive may have been convicted such as fraud or embezzlement, and that it similarly does not extend to any obligations incurred under this Agreement.

7.             Civil Code Section 1542.  The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement.  Executive and Company acknowledge that they have each been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each of the Parties, being aware of said code section, agrees to expressly waive any rights he or it may have thereunder, as well as under any other statute or common law principles of similar effect.

8.             Assistance to Company.  Executive agrees to provide the following assistance to effect a proper transition of duties.  Specifically, Executive agrees to deliver electronically in an appropriate Microsoft Office compatible document:

1)                                      For intellectual property development and defense:

a)                                      All contact names, addresses, email addresses, and phone numbers of attorneys and consultants used in this process;

b)                                     A status for each major activity current including but not limited to: the NCR action, the review by Indian consultants of our patents, and the consolidation of our prosecution attorneys; and

2)                                      For partner discussions with * or others about *:

a)                                      All contact names, addresses, email addresses, and phone numbers of attorneys and consultants used in this process; and

b)                                     A status for each activity current

3)                                      Information and update relating to ongoing M&A discussions.

Executive further agrees to render reasonable assistance to Company, including, but not limited to, responding to reasonable requests from the Company’s Board of Directors, Chief Executive Officer, Chief Financial Officer, or the Company’s legal counsel in connection with any and all existing or future litigation or procedures to perfect the Company’s intellectual property rights.  Executive also agrees to furnish upon reasonable request, information necessary in order to assist the Company in meeting the Company’s reporting requirements and Executive’s continuing Section 16 reporting obligations on a timely manner and as prescribed by the then current SEC and/or applicable exchange rules.

9.             Insider Status.

(a)           Executive acknowledges that prior to the Termination Date, he will continue to have be a “Section 16 Individual” as defined under Company’s Insider Trading Policy, as amended through the date hereof, a copy of which Executive acknowledges he has previously received.  From the date Executive executes this Agreement through the Termination Date, Company shall take reasonable efforts to not make Executive privy to material, not-public information regarding Company of which Executive is not already aware.  The Parties agree that following the Termination Date, Executive will no longer be a Section 16 Individual.

(b)           Notwithstanding the foregoing, Executive acknowledges and agrees that (i) he shall be subject to all applicable laws with respect to trading on material, nonpublic information regarding Company and (ii) he, and not Company, shall be responsible for all reporting obligations that Executive may have under Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16” and the “Exchange Act” respectively).

(c)           Executive shall continue to be covered by all indemnification provisions applicable to officers of the Company pursuant to the Company’s charter and by-laws and pursuant to any indemnification agreements or programs for the benefit of officers or directors of the Company.  The rights of Executive under this paragraph 9(c) shall survive and be applicable for so long as Executive may be subject to any claim, demand, action or cause of action, liability, cost or expense in respect of which this paragraph is intended to protect and indemnify him.

10.           No Pending or Future Lawsuits.  The Parties each represent that they have no lawsuits, claims, or actions pending in their name, or on behalf of any other person or entity, against the other party or in the case of Executive, against any officer or director of the Company.  The Parties also each represent that they do not intend to bring any claims on their own behalf or on behalf of any other person or entity against the other Party or in the case of Executive, against any officer or director of the Company.

11.           Application for Employment.  Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with Company.  Executive further agrees that he will not apply for employment with Company or its subsidiaries.

12.           Confidentiality.  The Parties each acknowledge that the other’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Each of the Parties agrees to use his or its best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”). Each of the Parties agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information.  Each of the Parties agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.  Notwithstanding, the Parties agree that with respect to the Company’s obligations pursuant to the provisions of this paragraph, they shall extend only to the Company’s executive officers and members of the Board of Directors, and then only for so long as they are executives or directors of the Company.  The foregoing provisions of this paragraph 12 shall not be applicable to any legally required disclosure or in the event and after any such legally required disclosure.  The Company shall give Executive reasonable opportunity to comment on any press release or other public disclosures that the Company in good faith determines to release concerning Executive’s departure from the Company.

13.           No Cooperation.  Executive agrees that he will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company unless under a subpoena or other court order to do so.  Executive shall inform the Company in writing within 10 days of receiving any such subpoena or other court order.

14.           Non-Disparagement.  Each of the Parties agrees to refrain from any defamation, libel or slander of the Releasees, and any tortious interference with the contracts, relationships and prospective economic advantage of the other.  The Company agrees that its executive officers and members of the Board of Directors will refrain from any disparagement, criticism, defamation, slander of Executive, or tortious interference with the contracts and relationships of Executive for so long as they are Executives or Directors of the Company.  Any inquiry by potential future employers of Executive with respect to Executive’s employment by the Company, shall be directed to Cheryl Borgonia, Director of Human Resources.  The Company shall respond to any such inquiries by giving out only the Executive’s dates of employment by the Company.  The Parties agree that any potential future employers may also be referred by the Executive or by the Company to the current Chairman of the Board of the Company.

15.           Non-Solicitation.  Executive agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Executive shall not either directly or indirectly solicit, induce, or recruit any of Company’s employees to leave their employment, or attempt to solicit, induce or recruit employees of Company, either for himself or any other person or entity.

16.           No Admission of Liability.  The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims.  No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

17.           Costs.  Except as herein provided, the Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

18.           Arbitration.  The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, its interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.

19.           Authority.  Company represents and warrants that the undersigned has the authority to act on behalf of Company and to bind Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.           Notices. Any notice under this Agreement may be made as follows, by mail or fax:

If to Executive:

Steve Goldberg

c/o Sidley Austin Brown & Wood

Attention: Sherwin L. Samuels

555 West Fifth Street, 40th Floor

Los Angeles, CA 90013

If to Company:

Richard C. Mosher, Esq.

General Counsel

Intellisync Corporation

2550 N. First St., Suite 500

San Jose, CA 95131

21.           No Representations.  Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

22.           Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction or the arbitrator(s) under paragraph 18 to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

23.           Entire Agreement. This Agreement and the documents and agreements referred to herein represent the entire agreement and understanding between Company and Executive concerning the subject matter of this Agreement and Executive’s relationship with Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and

Executive’s relationship with Company, (except that the Confidentiality Agreement and the Stock Agreement may be modified but not replaced hereof).

24.           No Waiver.  The failure of either of the Parties to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

25.           No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and the Company.

26.           Governing Law.  This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles.  To the extent that either party seeks injunctive relief in any court having jurisdiction each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the State of California.

27.           Effective Date.  This Agreement is effective after it has been signed by both parties and after seven (7) days have passed since Executive has signed the Agreement (“the Effective Date”).

28.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29.           Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)           They have read this Agreement;

(b)           They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)           They understand the terms and consequences of this Agreement and of the releases it contains;

(d)           They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Intellisync Corporation

Dated:	8/29/05	By	/s/ KEITH KITCHEN

		Name	Keith Kitchen

		Title	CFO

Steve Goldberg, an individual
/s/ STEVE GOLDBERG
Dated:	8/29/05	Steve Goldberg

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission